                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               M&T Bank Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                  Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No Fee Required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        Not applicable.
        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        Not applicable.
        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        Not applicable.
        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        Not applicable.
        ------------------------------------------------------------------------

    (5) Total fee paid:

        Not applicable.
        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        Not applicable.
        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        Not applicable.
        ------------------------------------------------------------------------

    (3) Filing party:

        Not applicable.
        ------------------------------------------------------------------------

    (4) Date filed:

        Not applicable.
        ------------------------------------------------------------------------

                              M&T BANK CORPORATION
                                  One M&T Plaza
                             Buffalo, New York 14203







                                      1999
                    Notice of Annual Meeting of Stockholders
                                       and
                                 Proxy Statement

YOUR VOTE IS IMPORTANT

It is important that your shares be represented and voted at the Annual Meeting of Stockholders. This year, most stockholders will have a choice of using a traditional proxy card or voting by telephone. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.


ELIMINATE DUPLICATE MAILINGS

M&T Bank Corporation currently provides annual and quarterly reports to stockholders who receive proxy statements. If you are a stockholder of record and have more than one account in your name or the same address as other stockholders of record, you may authorize M&T Bank Corporation to discontinue mailings of multiple annual and quarterly reports. To discontinue duplicate mailings, mark the appropriate box on each proxy card for each stockholder account that you do NOT wish to receive annual and quarterly reports.

                              M&T BANK CORPORATION
                      One M&T Plaza          Buffalo, New York 14203







March 11, 1999




Dear Stockholder,

You are cordially invited to attend the 1999 annual meeting of stockholders of M&T Bank Corporation. Our annual meeting will be held on the 10th floor of One M&T Plaza in Buffalo, New York on Tuesday, April 20, 1999 at 11:00 a.m.

Stockholders will be asked to elect 22 directors and to approve an amendment to the M&T Bank Corporation 1983 Stock Option Plan that will broaden the definition of persons eligible to receive grants under the Stock Option Plan. Information about the nominees for director and the amendment to the Stock Option Plan can be found in the attached proxy statement.

Whether or not you presently plan to attend the meeting, please indicate your vote by using the enclosed proxy card or by voting by telephone. You may withdraw your proxy if you attend the meeting and wish to vote in person.

We urge you to vote for the election of all 22 nominees and to approve the amendment to the M&T Bank Corporation 1983 Stock Option Plan.




ROBERT J. BENNETT                          ROBERT G. WILMERS
Chairman of the Board                      President and Chief Executive Officer

                              M&T BANK CORPORATION
                      One M&T Plaza          Buffalo, New York 14203


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TIME.................     11:00 a.m., local time, on Tuesday, April 20, 1999.

PLACE................     One M&T Plaza
                          10th Floor
                          Buffalo, New York 14203

ITEMS OF BUSINESS....     (1) To elect 22 directors for a term of one (1) year
                          and until their successors have been elected and qualified.

                          (2) To consider the approval of an amendment to the M&T Bank Corporation 1983 Stock Option Plan to broaden the definition of persons eligible to receive grants under the plan, as described in the accompanying Proxy Statement.

                          (3) To transact such other business as may properly come before the meeting and any adjournments thereof.

RECORD DATE..........     Holders of the Common Stock of record at 5:00 p.m. on
                          March 1, 1999 are entitled to vote at the meeting.

PROXY VOTING.........     It is important that your shares be represented and
                          voted at the meeting. You can vote your shares by one of the following methods: Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose, OR vote by telephone using the instructions on the enclosed proxy card. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Annual
                          Meeting of Stockholders.




                                                            MARIE KING
March 11, 1999                                              Corporate Secretary

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
INTRODUCTION ................................................................    1

VOTING RIGHTS ...............................................................    1

PRINCIPAL BENEFICIAL OWNERS OF SHARES .......................................    2

ACQUISITION OF FNB ROCHESTER CORP ...........................................    4

ELECTION OF DIRECTORS .......................................................    4

NOMINEES FOR DIRECTOR .......................................................    4

PROPOSED AMENDMENT TO THE M&T BANK CORPORATION
            1983 STOCK OPTION PLAN ..........................................   10

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS .........................   15

            Section 16(a) Beneficial Ownership Reporting Compliance .........   17

PERFORMANCE GRAPH ...........................................................   17

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS ............................   19

            Compensation Committee Report on Executive Compensation .........   19
            Compensation Committee Interlocks and Insider Participation .....   21
            Executive Compensation ..........................................   21
            Stock Option Grants in 1998 .....................................   23
            Stock Options and Stock Appreciation Rights Exercised in 1998 and
                Year-End Values .............................................   25
            Pension Plan ....................................................   26
            Supplemental Benefit Plans ......................................   27
            Employment Agreement ............................................   28
            Directors' Fees .................................................   28

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS ..........................   30

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND
            ATTENDANCE ......................................................   30

NOTIFICATION OF BYLAW AMENDMENT .............................................   31

OTHER MATTERS ...............................................................   31

INDEPENDENT PUBLIC ACCOUNTANTS ..............................................   32

SOLICITATION COSTS ..........................................................   32

STOCKHOLDER PROPOSALS .......................................................   32

APPENDIX A
            BYLAW PROVISIONS AFFECTING THE ELECTION OF DIRECTORS AND
            THE CALLING AND CONDUCT OF MEETINGS OF STOCKHOLDERS

                              M&T BANK CORPORATION

                                    ---------
                                 PROXY STATEMENT
                                    ---------

                                  INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of M&T Bank Corporation of proxies in the accompanying form for use at the 1999 Annual Meeting of Stockholders or any adjournment or adjournments thereof.

The proxies designated on the form, or any one of them, may exercise all the powers of said proxies and each shall have the power to appoint a substitute to act in his place.

The Annual Meeting of Stockholders of M&T Bank Corporation will be held on the 10th floor of One M&T Plaza in Buffalo, New York on Tuesday, April 20, 1999, at 11:00 a.m., local time.

M&T Bank Corporation's mailing address is One M&T Plaza, Buffalo, New York 14203, and its telephone number is (716) 842-5445.

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about March 11, 1999. A copy of M&T Bank Corporation's Annual Report for 1998, including financial statements, accompanies this Proxy Statement but is not part of the proxy solicitation materials.


                                  VOTING RIGHTS

Stockholders of record at 5:00 p.m., Eastern Standard Time, on March 1, 1999 are entitled to vote at the Annual Meeting. At that time M&T Bank Corporation had outstanding 7,725,294 shares of common stock, $5 par value per share ("Common Stock"). Each share of Common Stock is entitled to one vote.

Shares may not be voted at the meeting unless the owner is present or represented by proxy. A stockholder can be represented through the return of a physical proxy or by utilizing the telephone voting procedures. The telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of such revocation or by delivering a later dated proxy or by the vote of the stockholder in person at the Annual Meeting.

Proxies will be voted in accordance with the stockholder's direction, if any. Unless otherwise directed, proxies will be voted in favor of the election as directors of the persons named under the caption "NOMINEES FOR DIRECTOR" and in favor of the amendment to the M&T Bank Corporation 1983 Stock Option Plan ("Stock Option Plan").

The vote of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors, assuming a quorum is present or represented at the meeting. The vote of a majority of the votes cast at the meeting is required to approve the amendment to the Stock Option Plan. An abstention with respect to approving the amendment to the Stock Option Plan will not constitute a vote cast and therefore will not affect the outcome of the vote on the Stock Option Plan. The presence in person or by proxy of the holders of a majority of the Common Stock outstanding will constitute a quorum for the transaction of business at the meeting. Broker non-votes will be counted as being present or represented at the meeting for purposes of establishing a quorum, but will not have an effect on the outcome of the vote for the election of directors or the amendment to the Stock Option Plan.

                      PRINCIPAL BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information with respect to all persons or groups known by M&T Bank Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock as of March 1, 1999.

NAME AND ADDRESS OF BENEFICIAL OWNER                                                      NUMBER OF SHARES       PERCENT OF CLASS
------------------------------------                                                      ----------------       ----------------
A group comprised of:

Argali [BVI] Limited                      P.O. Box 71                                          30,200                less than 1%
                                          Craigmuir Chambers Rd. Town
                                          Tortola, British Virgin Islands

Hofin Anstalt                             P.O. Box 83                                         310,022                       4.01%
                                          Vaduz, Liechtenstein

Rem Foundation                            Allgemeines Treuunternehmen                         451,320                       5.84%
                                          Postfach 34 722, FL 9490
                                          Vaduz, Liechtenstein

Roche Foundation                          One M&T Plaza, 19th floor                            10,000                less than 1%
                                          Buffalo, NY 14203

West Ferry Foundation                     One M&T Plaza, 19th floor                            21,100                less than 1%
                                          Buffalo, NY 14203

Elisabeth Roche Wilmers                   One M&T Plaza, 19th floor                            50,261                less than 1%
                                          Buffalo, NY 14203

Robert G. Wilmers                         One M&T Plaza, 19th floor                           583,847                       7.45%
                                          Buffalo, NY 14203
                                                                                           ----------                   ---------

Total for group                                                                             1,425,650 (1)                  18.20%

NAME AND ADDRESS OF BENEFICIAL OWNER                                                      NUMBER OF SHARES       PERCENT OF CLASS
------------------------------------                                                      ----------------       ----------------
National Indemnity                        3024 Harney Street                                  506,930 (2)                   6.56%
Company                                   Omaha, NE  68131

Oppenheimer Capital                       Oppenheimer Tower                                   561,660 (3)                   7.27%
                                          World Financial Center
                                          New York, NY 10281

---------------
(1) The members of this group have jointly filed with the Securities and Exchange Commission ("SEC") a Schedule 13D, as amended, indicating that they constitute a "group" as such term is used in
             Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Each member of the group has indicated in such amended Schedule 13D or otherwise advised M&T Bank Corporation that such member has sole voting and dispositive power with respect to the shares indicated opposite such member's name in the table. Robert G. Wilmers, President and Chief Executive Officer of M&T Bank Corporation, is the trustee of the West Ferry Foundation, a charitable trust formed by him, and, as trustee, he holds sole voting and dispositive power over the shares which it owns. Mr. Wilmers is also the sole director and the president of the Roche Foundation, and he holds sole voting and dispositive power over the shares held by it. As to Mr. Wilmers, the shares indicated in the table include the shares owned by the West Ferry Foundation, the shares owned by the Roche Foundation, 40,000 shares owned by a limited liability company of which he is sole stockholder and managing member, and 110,000 shares subject to options granted under the Stock Option Plan which are currently exercisable or are exercisable within 60 days after March 1, 1999 and which were deemed to be outstanding for purposes of calculating the percentage of outstanding shares beneficially owned by Mr. Wilmers and the group. See also the footnotes applicable to Mr. Wilmers in the table set forth under the caption "STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS." Hofin Anstalt is a corporation controlled by Jorge G. Pereira, a director and vice chairman of the Board of Directors of M&T Bank Corporation. The shares indicated for Hofin Anstalt include shares held by its wholly owned subsidiaries and 22 shares owned by Mr. Periera through his participation in the M&T Bank Corporation Directors' Stock Plan (the "Directors' Stock Plan"). See the footnotes applicable to Mr. Pereira in the table set forth under the caption "STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS."

(2) National Indemnity Company has advised M&T Bank Corporation that the reporting person has shared voting and dispositive powers with respect to the indicated shares.

(3) Oppenheimer Capital has filed with the SEC a Schedule 13G, as amended, reporting that it has shared voting and dispositive power with respect to the indicated shares.

                       ACQUISITION OF FNB ROCHESTER CORP.

On December 9, 1998, M&T Bank Corporation and FNB Rochester Corp. signed an Agreement and Plan of Reorganization providing for M&T Bank Corporation's acquisition of FNB Rochester Corp. and its subsidiary bank, First National Bank of Rochester, which operates 19 branches in western and central New York State. At December 31, 1998, FNB Rochester Corp. reported $588 million in assets. The transaction is expected to be completed at the end of May 1999, at which time FNB Rochester Corp. will be merged into a subsidiary of M&T Bank Corporation and First National Bank of Rochester will be merged into M&T Bank. The Agreement and Plan of Reorganization provides that following the completion of the transaction, R. Carlos Carballada, president and chief executive officer of FNB Rochester Corp., and Michael J. Falcone, chairman of the board of FNB Rochester Corp., will be elected directors of M&T Bank Corporation and M&T Bank. The Agreement and Plan of Reorganization requires that the merger be approved by the stockholders of FNB Rochester Corp., but does not require the approval of the stockholders of M&T Bank Corporation.

                              ELECTION OF DIRECTORS

Shares represented by properly executed proxies will be voted, unless such authority is withheld, for the election as directors of M&T Bank Corporation of the following twenty-two (22) persons, to hold office until the 2000 Annual Meeting of Stockholders and until their successors have been elected and qualified. Each of the nominees listed below was elected at the 1998 Annual Meeting of Stockholders, except for Mr. Newman, who became a director on July 21, 1998, and Mr. Sadler, who became a director on February 16, 1999. If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election, it is intended that the shares represented by the proxies will be voted for such other person as M&T Bank Corporation's management shall designate.

The principal occupation of each of the nominees for the last five years was substantially the same as is listed below. The information with respect to the nominees is as of March 1, 1999 and includes their affiliations with M&T Bank Corporation's subsidiary banks, Manufacturers and Traders Trust Company ("M&T Bank") and M&T Bank, National Association ("M&T Bank, N.A."), and with M&T Bank Corporation's other subsidiaries.


                              NOMINEES FOR DIRECTOR

WILLIAM F. ALLYN IS 63, IS A MEMBER OF THE AUDIT COMMITTEE AND HAS BEEN A DIRECTOR SINCE 1998.

Mr. Allyn is president of Welch Allyn, Inc., a manufacturer of medical instruments. He is a director of M&T Bank and a member of its Examining Committee. Mr. Allyn is a director of Niagara Mohawk Power Corporation and Oneida Limited, Inc. He is a trustee of Syracuse University and an overseer of the Thayer School of Engineering at Dartmouth College. Mr. Allyn is a board member and regional chairman of the Business Council of New York and is chairman of the Manufacturers Association of Central New York. BRENT D. BAIRD IS 60, IS A MEMBER OF THE EXECUTIVE AND COMPENSATION COMMITTEES AND HAS BEEN A DIRECTOR SINCE 1983.

Mr. Baird is a private investor. Prior to 1992, he was a limited partner of Trubee, Collins & Co., Inc., a member firm of the New York Stock Exchange, Inc. Mr. Baird is a director of M&T Bank and a member of its Executive, Trust and Investment, Nomination, and Community Reinvestment Act Committees. He is a director of M&T Financial Corporation and a member of M&T Bank's Directors Advisory Council-New York City Division. Mr. Baird is chairman of the board of directors of First Carolina Investors, Inc. and president of Citizens Growth Properties, both of which are engaged in the real estate business. He is also president and a director of Merchants Group, Inc. and a director of Oglebay Norton Company, Todd Shipyards Corporation, Exolon-ESK Company, Barrister Information Systems Corporation and Ecology and Environment, Inc.

JOHN H. BENISCH IS 63 AND HAS BEEN A DIRECTOR SINCE 1988.

Mr. Benisch is a founder and limited principal of Colliers ABR, Inc., a real estate firm based in New York City which is engaged in leasing, management and consulting services. Colliers ABR, Inc. is also an owner/member of Colliers International Property Consultants, which has regional offices throughout the United States and internationally. He is a member of M&T Bank's Directors Advisory Council-New York City Division and a member of its Community Reinvestment Act Committee. Mr. Benisch is a member of The Real Estate Board of New York, Inc. He is also an honorary trustee of St. Mary's Hospital for Children, Bayside, New York, and is a member of The Salvation Army of Greater New York Advisory Board.

ROBERT J. BENNETT IS 57 AND HAS BEEN A DIRECTOR SINCE 1998. HE IS CHAIRMAN OF THE BOARD OF M&T BANK CORPORATION AND A MEMBER OF ITS EXECUTIVE COMMITTEE.

Mr. Bennett is a vice chairman of the board and a director of M&T Bank and a member of its Executive and Trust and Investment Committees, and a director of M&T Bank, N.A. He is chairman of M&T Bank's Directors Advisory Council-Syracuse Division. Mr. Bennett assumed his positions with M&T Bank Corporation and M&T Bank upon M&T Bank Corporation's acquisition of ONBANCorp, Inc. on April 1, 1998. From May 1989 through March 31, 1998, he served as chairman of the board, president and chief executive officer of ONBANCorp, Inc. and its main bank subsidiary, and from September 1, 1993 through March 31, 1998 as a director of Franklin First Savings Bank, a subsidiary of ONBANCorp, Inc. Mr. Bennett is a director of Health Alliance of CNY, Inc., Farmers and Traders Life Insurance Company and Welch Allyn, Inc., and is a director and president of the Metropolitan Development Foundation of Central New York, Inc.

C. ANGELA BONTEMPO IS 58, IS THE CHAIRMAN OF THE AUDIT COMMITTEE AND HAS BEEN A DIRECTOR SINCE 1991.

Ms. Bontempo is the president and chief executive officer of Bryant & Stratton Business Institute, Inc., a business college. From 1994 through 1998, she served as senior vice president and executive director of the Roswell Park Cancer Institute. She is a director of M&T Bank and the chairman of its Examining Committee. Ms. Bontempo is also a member of the advisory board of Ciminelli Development Company, Inc.

and the Dean's Advisory Council of the School of Management of the State University of New York at Buffalo, and a director of the American Automobile Association, Western and Central New York.

ROBERT T. BRADY IS 58, IS A MEMBER OF THE COMPENSATION COMMITTEE AND HAS BEEN A DIRECTOR SINCE 1994.

Mr. Brady is president, chief executive officer and chairman of the board of directors of Moog Inc., a manufacturer of control systems and components for aircraft, satellites and automated machinery. He is a director of M&T Bank. Mr. Brady is a director of Seneca Foods Corporation, Acme Electric Corporation, National Fuel Gas Company and Astronics Corporation. He is also vice chairman of the board of directors of the Buffalo Niagara Partnership and serves as a trustee of the University at Buffalo Foundation, Inc.

PATRICK J. CALLAN IS 62 AND HAS BEEN A DIRECTOR SINCE 1988.

Mr. Callan is a principal of The RREEF Funds, pension fund real estate investment advisors and managers. He is a partner of RREEF America Partners and a trustee of BRT Realty Trust. Mr. Callan is a member of M&T Bank's Directors Advisory Council-New York City Division and a member of its Mortgage Investment Committee. He is also a member of The New York University Real Estate Institute Advisory Board, the MIT Center for Real Estate Advisory Board, the Association for Foreign Investors in U.S. Real Estate and The Real Estate Board of New York, Inc.

RICHARD E. GARMAN IS 68, IS A MEMBER OF THE EXECUTIVE COMMITTEE AND HAS BEEN A DIRECTOR SINCE 1987.

Mr. Garman is president and chief executive officer of A.B.C. Paving Co., Inc., a general construction contractor, and Buffalo Crushed Stone, Inc., an operator of quarries and asphalt production facilities, both of which are located in Buffalo, New York. He is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. Mr. Garman is a director of Merchants Group, Inc. and of Associated General Contractors - New York State. He is also chairman of the board of the Buffalo Niagara Partnership and chairman of the Greater Niagara Frontier Council of the Boy Scouts of America.

JAMES V. GLYNN IS 64, IS A MEMBER OF THE AUDIT COMMITTEE AND HAS BEEN A DIRECTOR SINCE 1994.

Mr. Glynn is president and owner of Maid of the Mist Corporation, a provider of scenic boat tours of Niagara Falls. He is a director of M&T Bank and a member of its Examining Committee. Mr. Glynn is a director of National Fuel Gas Company. He is vice chairman of the board of trustees of Niagara University. Mr. Glynn also is a director of Artpark & Company and the Buffalo Niagara Partnership.

ROY M. GOODMAN IS 68 AND HAS BEEN A DIRECTOR SINCE 1984.

Senator Goodman is a New York State senator serving his sixteenth term in the Legislature representing the East Side of Manhattan. He is the deputy majority leader for policy of the New York State Senate, chairman of the Senate Committee on Investigations, Taxation, and Government Operations, and chairman of the Senate Special Committee on the Arts and Cultural Affairs. Senator Goodman serves as a member of the National Council on the Arts for the National Endowment for the Arts, a position to which he was appointed in 1989 by then President Bush.

PATRICK W.E. HODGSON IS 58, IS A MEMBER OF THE AUDIT COMMITTEE AND HAS BEEN A DIRECTOR SINCE 1987.

Mr. Hodgson is president of Cinnamon Investments Limited, a private investment company with real estate and securities holdings. He is chairman of the board of Todd Shipyards Corporation and he held the additional position of chief executive officer from February 1993 through July 1997. From June 1994 through August 1996, Mr. Hodgson served as chairman of the board of Scotts Hospitality Inc. He is a director and a member of the Examining Committee of M&T Bank, and a director of M&T Capital Corporation. Mr. Hodgson is a director of Todd Shipyards Corporation, First Carolina Investors, Inc., Scotts Restaurants Inc., Versacold Corp and Exolon-ESK Company. He is also chairman of the board of T-W Truck Equippers Inc., Buffalo, New York.

SAMUEL T. HUBBARD, JR. IS 49 AND HAS BEEN A DIRECTOR SINCE 1994.

Mr. Hubbard is a private investor. Prior to November 1998, he was president, chief executive officer and a director of The Alling & Cory Company, a wholesale distributor of fine printing paper and industrial and business products. He is a director of M&T Bank and is a member and the chairman of its Directors Advisory Council-Rochester Division. Mr. Hubbard is a director of Rochester Gas & Electric Corp., the Genesee Corporation and The Sodus Cold Storage Co., Inc. He is also a trustee of the Rochester Institute of Technology.

RUSSELL A. KING IS 69 AND HAS BEEN A DIRECTOR SINCE 1998.

Mr. King is a consulting partner of King and King Architects, Manlius, New York, and had served as chief executive officer of that firm until his retirement in 1993. He is a director of M&T Bank and a member of its Community Reinvestment Act Committee. Mr. King is a director of Unity Mutual Life Insurance Co. and a director and chairman of Onondaga Venture Capital. He is a member emeritus of the American Institute of Architects.

LAMBROS J. LAMBROS IS 63, IS A MEMBER OF THE AUDIT COMMITTEE AND HAS BEEN A DIRECTOR SINCE 1984.

Mr. Lambros is a private investor. Since October 1995, he also has been managing director of J.W. Childs Associates, L.P., a private investment company. Mr. Lambros was chairman, president, chief executive officer and a director of Norfolk Holdings Inc., an independent oil and gas exploration and production company, from 1986 through 1993. Prior to 1986, he had been executive vice president and a director of Amerada Hess Corporation, an integrated oil and gas producer, refiner and marketer, where he was responsible for that company's financial and administrative activities.

REGINALD B. NEWMAN, II IS 61 AND HAS BEEN A DIRECTOR SINCE 1998.

Mr. Newman is president of NOCO Energy Corp., a distributor of petroleum products. He is a director of M&T Bank. Mr. Newman is also a director of Rand Capital Corp. and the Buffalo Niagara Partnership.

PETER J. O'DONNELL, JR. IS 67 AND HAS BEEN A DIRECTOR SINCE 1998.

Mr. O'Donnell is president and chief executive officer of Pine Tree Management Corporation, a management consulting company based in Clarks Summit, Pennsylvania. He is a director of M&T Bank and a member of M&T Bank's Directors Advisory Council-Pennsylvania Division.

JORGE G. PEREIRA IS 65 AND HAS BEEN A DIRECTOR SINCE 1982. HE IS VICE CHAIRMAN OF THE BOARD OF M&T BANK CORPORATION AND IS THE CHAIRMAN OF ITS COMPENSATION COMMITTEE.

Mr. Pereira is a private investor. He is a vice chairman of the board and a director of M&T Bank, and serves as chairman of its Nomination Committee. Mr. Pereira is also the owner of Hofin Anstalt, a private investment company.

ROBERT E. SADLER, JR. IS 53 AND HAS BEEN A DIRECTOR SINCE 1999. HE IS AN EXECUTIVE VICE PRESIDENT OF M&T BANK CORPORATION.

Mr. Sadler is president and a director of M&T Bank and president, chief executive officer and a director of M&T Bank, N.A. He also is chairman of the board and a director of M&T Mortgage Corporation; chairman of the board, president and a director of M&T Real Estate, Inc.; chairman of the board and a director of M&T Securities, Inc.; chairman of the board and a director of M&T Financial Corporation; and a director and officer of a number of other subsidiaries of M&T Bank. Mr. Sadler serves a director of Security Mutual Life Insurance Company of New York, is a member of the board of trustees of Canisius College and the Buffalo Sports Enterprises Foundation, Inc., and is a member of the board of managers of the Buffalo Society of Natural Sciences.

JOHN L. VENSEL IS 63 AND HAS BEEN A DIRECTOR SINCE 1998.

Mr. Vensel is chairman and chief executive officer of Crucible Materials Corporation, a manufacturer and distributor of specialty steels and stainless pipe and tube. He is a director of M&T Bank. Mr. Vensel is chairman of the board of trustees of Crouse Health and a member of the board of trustees of LeMoyne College, the Metropolitan Development Association, and the Manufacturers Association of Central New York.

HERBERT L. WASHINGTON IS 48 AND HAS BEEN A DIRECTOR SINCE 1996.

Mr. Washington is president of H.L.W. Fast Track, Inc., the owner and operator of nineteen McDonald's Restaurants located in Ohio and Pennsylvania. He is also the owner of Syracuse Minority Television, Inc. Mr. Washington is a director of M&T Bank and a member of its Community Reinvestment Act Committee. He is a trustee of the Rochester Institute of Technology and a member of the board of governors of Strong Memorial Hospital.

JOHN L. WEHLE, JR. IS 52, IS A MEMBER OF THE EXECUTIVE COMMITTEE AND HAS BEEN A DIRECTOR SINCE 1994.

Mr. Wehle is chairman of the board, chief executive officer and president of the Genesee Corporation, and chairman of the board and chief executive officer of The Genesee Brewing Company, Inc. He is a director of M&T Bank and a member of its Executive and Trust and Investment Committees. Mr. Wehle is chairman of the board of trustees and the chairman of the executive committee of the Genesee Country Museum, and a trustee of the United Neighborhood Center of Greater Rochester Foundation, Inc. He is also a director of the University of Rochester Medical Center, a member of its executive committee and chairman of its facilities committee, a director of Strong Partners Health System, a director of The Greater Rochester Chamber of Commerce and a member of its executive committee, and a director of the Industrial Management Council and the Trooper Foundation, State of New York, Inc.

ROBERT G. WILMERS IS 64 AND HAS BEEN A DIRECTOR SINCE 1982. HE IS THE PRESIDENT AND CHIEF EXECUTIVE OFFICER OF M&T BANK CORPORATION, AND IS THE CHAIRMAN OF ITS EXECUTIVE COMMITTEE.

Mr. Wilmers is chairman of the board, chief executive officer and a director of M&T Bank, chairman of its Executive Committee and a member of its Trust and Investment Committee; chairman of the board and a director of M&T Bank, N.A.; and a director of M&T Financial Corporation. Prior to the acquisition of ONBANCorp, Inc. in April 1998, he had held the additional position of chairman of the board of M&T Bank Corporation since April 1994. Mr. Wilmers served as president of M&T Bank from March 1984 through June 1996. He is also a director of the Buffalo Niagara Partnership and The Business Council of New York State.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL 22 NOMINEES.

     PROPOSED AMENDMENT TO THE M&T BANK CORPORATION 1983 STOCK OPTION PLAN

The purpose of the Stock Option Plan is to aid in maintaining and developing strong management through encouraging the ownership of Common Stock by key employees and to provide an incentive to the continued service of such key employees. The Stock Option Plan originally was adopted by the Board of Directors in 1983 and approved by the stockholders in 1984. In 1986, 1988, 1990, 1992, 1995 and 1998, the Board of Directors adopted amendments to the Stock Option Plan, in each case with subsequent approval by the stockholders. In February 1999, the Board of Directors adopted a further amendment to the Stock Option Plan ("1999 Amendment"), subject to the stockholder approval solicited by this proxy statement.

DESCRIPTION OF AND REASONS FOR THE 1999 AMENDMENT

The 1999 Amendment revised the Stock Option Plan in one respect. The Board of Directors and management believe that the ability to make grants and awards under the Stock Option Plan has enhanced M&T Bank Corporation's ability to attract and retain qualified key employees of a type eligible to participate in the Stock Option Plan. They further believe that it is in the best interests of M&T Bank Corporation and its stockholders to recognize the contributions of ALL employees in the success of M&T Bank Corporation by providing appropriate incentives to its employees, including grants of options.

Under the Stock Option Plan in effect prior to the approval of the 1999 Amendment, only certain officers of M&T Bank Corporation or its subsidiaries determined to be in a managerial, professional, or other key position of M&T Bank Corporation or its subsidiaries were eligible for grants under the Stock Option Plan. In order for all employees to be eligible to receive grants and awards under the Stock Option Plan, the Board of Directors amended the definition of "Key Employee" to permit any employee of M&T Bank Corporation and its subsidiaries to be eligible to receive grants under the Stock Option Plan. Following stockholder approval, section 1(o) of the Stock Option Plan will read as follows:

             (o) "Key Employee" means (i) any Employee selected by the Committee to receive Options or Rights under the Plan, or (ii) a former trustee or officer of The East New York Savings Bank who, upon closing of the acquisition by the Company of The East New York Savings Bank, was granted nonstatutory stock options under the Plan pursuant to the terms of Section 5(i) of the Merger Agreement by and between M&T Bank Corporation, The East New York Savings Bank and the incorporators of West Interim Savings Bank.

Approval of the 1999 Amendment will not require an increase in the number of shares available for issuance under the Stock Option Plan, and stockholders are not being asked to approve the issuance of additional shares under the Stock Option Plan. There are currently 2,500,000 shares of Common Stock authorized for issuance pursuant to the Stock Option Plan. As of March 1, 1999, stock options, stock appreciation rights and stock appreciation rights exercisable only for cash covering 2,302,893 shares of Common Stock had been granted under the Stock Option Plan, options covering 223,747 shares of Common Stock previously granted under the Stock Option Plan had become available for reissuance due to the termination or expiration of previously granted stock options and stock appreciation rights exercisable only for cash, and 1,189,662 shares of Common Stock had been issued. Based upon the foregoing, 420,854 shares of Common Stock remain available for future grants.

DESCRIPTION OF THE PLAN

The following summary is a brief description of the significant provisions of the Stock Option Plan and does not purport to be a complete statement of the terms and conditions of the Stock Option Plan, a copy of which, as amended and restated, is available by writing to M&T Bank Corporation at One M&T Plaza, Buffalo, New York 14203, Attention: Human Resources.

SHARES SUBJECT TO GRANT. M&T Bank Corporation has acquired, and intends to continue to acquire, as necessary, Common Stock in the open market to fulfill its obligations under the Stock Option Plan and intends to distribute such shares upon the exercise of options and rights under the Stock Option Plan, which are exercisable in shares of the Common Stock. The Stock Option Plan and grants made thereunder are subject to certain antidilution provisions.

ADMINISTRATION. The Stock Option Plan is administered by a committee consisting of two or more disinterested members of the Board of Directors. The present members of the committee, known as the Compensation Committee, are Messrs. Pereira, Baird and Brady. Subject to the provisions of the Stock Option Plan, the Compensation Committee is authorized to determine eligibility, to grant stock options and stock appreciation rights, and to otherwise administer the Stock Option Plan.

M&T Bank Corporation's Board of Directors may terminate the Stock Option Plan at any time and may amend it in any respect, except that stockholder approval is required for certain types of amendments, including the 1999 Amendment. The Stock Option Plan, as currently in effect, will terminate on February 17, 2008. The Stock Option Plan will remain in effect after its termination for the purpose of administering outstanding grants.

ELIGIBILITY. Stock options and stock appreciation rights may be granted to key employees of M&T Bank Corporation and its subsidiaries and to certain former trustees of The East New York Savings Bank ("East New York"), a subsidiary of M&T Bank Corporation that was merged with and into M&T Bank on May 24, 1997. Other directors who are not officers or employees, including members of the Compensation Committee, are not eligible to receive grants.

As of March 1, 1999, there were approximately 870 employees of M&T Bank Corporation and its subsidiaries and 6 former trustees of East New York potentially eligible to receive grants under the Stock Option Plan, 6 of whom held only options, 426 of whom held options with limited stock appreciation rights attached thereto, and 10 of whom held stock appreciation rights exercisable for cash with limited stock appreciation rights attached thereto. As of such date, the weighted average exercise price of unexercised options and stock appreciation rights was $270.95 per share. The closing price of a share of Common Stock on the New York Stock Exchange on March 1, 1999 was $479.75 per share. Approval of the 1999 Amendment will increase the number of employees eligible to receive grants and awards under the Stock Option Plan from approximately 870 employees to approximately 6,375 employees.

Under the terms of the Stock Option Plan, an officer or other key employee may not be granted in any fiscal year of M&T Bank Corporation stock options and/or stock appreciation rights covering more than 50,000 shares of Common Stock, except that a newly-hired executive officer of M&T Bank Corporation may receive an additional one-time grant of stock options and/or stock appreciation rights covering up to 50,000 shares of Common Stock upon commencement of employment with M&T Bank Corporation.

STOCK OPTIONS. Incentive stock options and nonstatutory stock options granted under the Stock Option Plan permit optionees to purchase Common Stock from M&T Bank Corporation at exercise prices of not less than the fair market value of the optioned stock at the date of grant. All options granted under the Stock Option Plan expire not more than ten years after the date of grant (ten years and one day in the case of nonstatutory stock options). An optionee may receive more than one option. The amount of stock subject to incentive stock options granted after 1986 to any optionee that may first become exercisable in any calendar year is subject to limitations set forth in the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The options that already have been granted under the Stock Option Plan generally become exercisable in installments during the terms of the options. These options, however, may become exercisable in full at any time upon the occurrence of certain events.

The Compensation Committee is authorized to provide in its discretion for the payment of the exercise price otherwise than in cash, including by delivery of shares of Common Stock, valued at fair market value on the date of exercise, or by a combination of both cash and Common Stock. The agreements for previously granted options provide that no shares of Common Stock may be used for payment of the exercise price unless they have been held by the optionee for a specified holding period prior to the date of exercise.

STOCK APPRECIATION RIGHTS. Nonlimited stock appreciation rights and limited stock appreciation rights provide alternative means by which optionees may be able to realize the benefits of appreciation in the value of Common Stock.

Nonlimited stock appreciation rights may be granted in connection with the grant of an incentive or nonstatutory stock option or of a limited stock appreciation right, or by amendment of an outstanding nonstatutory stock option or limited stock appreciation right ("related rights"). Nonlimited stock appreciation rights also may be granted independently of any option or stock appreciation right ("nonrelated rights"). Upon exercise, a nonlimited stock appreciation right entitles the optionee to elect to receive in cash, Common Stock or a combination thereof, or to receive only in cash if the nonlimited stock appreciation right is exercisable only for cash, the excess of the market value of a specified number of shares of Common Stock at the time of exercise over, generally speaking, the market value of the same number of shares of Common Stock at the time of grant. The consent of the Compensation Committee may be required for an election to receive cash on the exercise of a stock appreciation right.

Limited stock appreciation rights may be granted as related or nonrelated rights, generally subject to the same rules as apply to related nonlimited stock appreciation rights. Such rights may be exercised only in the event of a tender or exchange offer for Common Stock which, if successful, would cause the offeror to become the beneficial owner of 20% or more of the outstanding Common Stock. The grants that already have been made require that, before a limited stock appreciation right may be exercised, the Compensation Committee must determine that consummation of the tender offer or exchange offer would result in a change in control of M&T Bank Corporation.

When a limited stock appreciation right is a related right to an incentive stock option, the grantee is entitled, upon exercise, to receive in cash the excess of the market value of a specified number of shares of Common Stock at the time of exercise over, generally speaking, the market value of the same number of shares of Common Stock at the time of grant. A limited stock appreciation right that is not a related right to an incentive stock option entitles the optionee, upon exercise, to receive in cash the excess of the "offer price" multiplied by a specified number of shares of Common Stock, over the market value of the same number of shares of Common Stock at the time of grant. The "offer price" is the greater of the highest price paid by the offeror in the tender or exchange offer during the ninety days prior to exercise or the highest market value of the Common Stock during such period.

SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

INCENTIVE STOCK OPTIONS. In general, an optionee will not recognize income at the time of the grant or exercise of an incentive stock option. However, the difference between the aggregate exercise price and the fair market value of the shares of Common Stock received upon exercise is an adjustment item for purposes of the alternative minimum tax. If an optionee does not exercise an incentive stock option within a certain specified period after termination of employment, an incentive stock option will be treated for tax purposes as a nonstatutory stock option, as described below under the caption "Nonstatutory Stock Options and Stock Appreciation Rights."

In general, gain or loss from the sale or exchange of shares acquired upon exercise of an incentive stock option will be taxed as capital gain or loss. However, if certain holding period requirements with respect to the shares acquired upon exercise of an incentive stock option are not satisfied, an optionee will be required to recognize ordinary income at the time of disposition. Any gain recognized on disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

If an optionee recognizes ordinary income upon exercise of an incentive stock option or as the result of a disposition of shares prior to the expiration of the applicable holding periods, M&T Bank Corporation will be entitled to a deduction in the same amount.

NONSTATUTORY STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. An optionee will not recognize income on the grant of a nonstatutory stock option or a stock appreciation right, but generally will recognize ordinary income on exercise of either. The amount of income recognized on exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, regardless of whether the exercise price is paid in cash or stock. The amount of income recognized on exercise of a stock appreciation right generally will be equal to the amount of cash and the fair market value of any shares received at the time of exercise plus the amount of any taxes withheld. Where ordinary income is recognized by an optionee in connection with the exercise of a nonstatutory stock option or stock appreciation right, the employer corporation will be entitled to a deduction in the amount of ordinary income so recognized, subject to satisfying certain tax reporting requirements.

PARACHUTE PAYMENTS. Where payments to an employee that are contingent on a change in control of the employer corporation exceed limits specified in the Internal Revenue Code, the employee generally is liable for a 20% excise tax on, and the employer corporation generally is not entitled to any deduction for, a specified portion of such payments. If a change in control of M&T Bank Corporation were to occur, payments of cash upon exercise of limited stock appreciation rights, and an acceleration of vesting of options pursuant to a change in control, would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

GENERAL. The rules governing the tax treatment of options and stock appreciation rights, and an optionee's receipt of stock or cash pursuant to the exercise thereof are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state or local law may not be the same as under the federal income tax laws.

ACCOUNTING TREATMENT

Under current accounting principles followed by M&T Bank Corporation, neither the grant nor the exercise of an incentive stock option or a nonstatutory stock option under the Stock Option Plan with an exercise price not less than the fair market value of Common Stock at the date of grant requires any charge against earnings. M&T Bank Corporation is required to disclose in a footnote to its financial statements the pro forma effects of stock-based compensation arrangements on net income and earnings per share, based on the estimated grant date fair value of stock options that are expected to vest.

Stock appreciation rights require a charge against the earnings of M&T Bank Corporation each accounting period the value of such rights increases. The charge related to stock appreciation rights will vary depending upon, among other factors, the amount of stock appreciation rights granted, stock price changes above the grant price, and the length of time that stock appreciation rights have been outstanding. Such charge is based, generally speaking, on the difference between the exercise price specified in the related right, or the market value of Common Stock on the date of grant, and the current market price of Common Stock. In the case of limited stock appreciation rights, such charge would not be made until the time of the tender offer or exchange offer. In the event of a decline in the market price of Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made (but not to exceed aggregate prior charges).

CERTAIN OTHER INFORMATION

For information concerning the compensation of directors and executive officers of M&T Bank Corporation, please refer to the information under the caption "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS." Neither cash nor Common Stock received upon exercise of an option or a stock appreciation right under the Stock Option Plan will be treated as compensation under any employee benefit plan of M&T Bank Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE STOCK OPTION PLAN.

               STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

Direct and indirect ownership of Common Stock by each of the directors and the executive officers who are named in the Summary Compensation Table (the "Named Executive Officers"), and by the directors and all executive officers as a group is set forth in the table below as of March 1, 1999, together with the percentage of total shares outstanding represented by such ownership. (For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.)

                                                                                      PERCENT
NAME OF BENEFICIAL OWNER                            NUMBER OF SHARES                  OF CLASS
------------------------                            ----------------                  --------
William F. Allyn                                       1,067 (1)(2)                     (11)
Brent D. Baird                                       187,326 (2)(3)                    2.42%
John H. Benisch                                        4,160 (1)(2)                     (11)
Robert J. Bennett                                     44,350 (1)(4)(5)                  (11)
C. Angela Bontempo                                       174 (2)(6)                     (11)
Robert T. Brady                                          217 (2)                        (11)
Patrick J. Callan                                      6,485 (1)(2)                     (11)
Richard E. Garman                                     25,527 (2)                        (11)
James V. Glynn                                         1,049 (2)                        (11)
Roy M. Goodman                                            11 (2)                        (11)
Patrick W.E. Hodgson                                   5,735 (2)(7)                     (11)
Samuel T. Hubbard, Jr.                                   218 (2)(8)                     (11)
Russell A. King                                        2,993 (1)(2)                     (11)
Lambros J. Lambros                                     6,014 (2)                        (11)
Wilfred J. Larson                                      5,722 (2)                        (11)
Reginald B. Newman, II                                 1,132 (2)(9)                     (11)
Peter J. O'Donnell, Jr.                                1,374 (1)(2)                     (11)
Jorge G. Pereira                                     310,022 (2)(10)                    4.01%
Robert E. Sadler, Jr.                                 71,385 (1)(5)                     (11)
John L. Vensel                                           971 (1)(2)                     (11)
Herbert L. Washington                                    317 (2)                        (11)
John L. Wehle, Jr.                                       228 (2)                        (11)
Robert G. Wilmers                                    583,847 (1)(5)(10)                7.45%
John L. Pett                                          26,016 (1)(5)                     (11)
Adam C. Kugler                                         9,934 (1)(5)                     (11)

All directors and executive
 officers as a group
 (32 persons)                                      1,388,591 (1)(4)                   17.36%

--------------
(1) Includes the following shares subject to options (a) granted under the Stock Option Plan, or (b) granted under an ONBANCorp, Inc. stock option plan, the obligations of which have been assumed by M&T Bank Corporation and converted into options to receive shares of Common Stock, all of which are currently exercisable or are exercisable within 60 days after March 1, 1999: Mr. Allyn - 241 shares; Mr. Benisch - 223 shares; Mr. Bennett - 31,768 shares; Mr. Callan - 447 shares; Mr. King
         - 322 shares; Mr. O'Donnell - 483 shares; Mr. Sadler - 40,600 shares; Mr. Vensel - 383 shares; Mr. Wilmers - 110,000 shares; Mr. Pett - 10,700 shares; Mr. Kugler - 7,850 shares; all directors and executive officers as a group - 272,991 shares.

(2) Includes the following shares held by the outside directors through their participation in the Directors' Stock Plan: Mr. Allyn - 25 shares; Mr. Baird - 38 shares; Mr. Benisch - 37 shares; Ms. Bontempo - 29 shares; Mr. Brady - 17 shares; Mr. Callan - 38 shares; Mr. Garman - 27 shares; Mr. Glynn - 24 shares; Mr. Goodman - 11 shares; Mr. Hodgson
         - 35 shares; Mr. Hubbard - 18 shares; Mr. King - 23 shares; Mr. Lambros
         - 14 shares; Mr. Larson - 30 shares; Mr. Newman - 9 shares; Mr. O'Donnell - 27 shares; Mr. Pereira - 22 shares; Mr. Vensel - 17 shares; Mr. Washington - 17 shares; and Mr. Wehle - 28 shares.

(3) Includes 140,000 shares owned by an entity of which Mr. Baird is a director and as to which he shares voting and dispositive power.

(4) Includes 1,061 shares held by trusts for which the director is a trustee and in which the director has a pecuniary interest and investment power.

(5) Includes the following shares through participation in the M&T Bank Corporation Retirement Savings Plan and Trust ("Retirement Savings Plan"): Mr. Bennett - 1,273 shares; Mr. Sadler - 1,755 shares; Mr. Wilmers - 3,458 shares; Mr. Pett - 1,816 shares; Mr. Kugler - 872 shares; all directors and executive officers as a group - 9,540 shares.

(6) Includes 25 shares held by a trust for which the director is a trustee and in which the director has a pecuniary interest and investment power.

(7) Includes 600 shares held by a close relative for which beneficial ownership is disclaimed. Also includes 4,500 shares of Common Stock owned by a corporation controlled by Mr. Hodgson.

(8) Includes 200 shares held by a trust for which the director is a trustee and in which the director has a pecuniary interest and investment power.

(9) Includes 123 shares held by a close relative for which beneficial ownership is disclaimed.

(10) See footnote (1) to the table set forth under the caption "PRINCIPAL BENEFICIAL OWNERS OF SHARES."

(11)     Less than 1%.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, M&T Bank Corporation's directors and officers and persons who are the beneficial owners of more than 10% of the Common Stock are required to report their ownership of the Common Stock, options and stock appreciation rights (other than certain cash-only rights) and any changes in that ownership to the SEC and the New York Stock Exchange. Specific due dates for these reports have been established, and M&T Bank Corporation is required to report in this proxy statement any failure to file by these dates during 1998. M&T Bank Corporation believes that all of these filing requirements were satisfied by its directors and officers and by the beneficial owners of more than 10% of the Common Stock, except that Mr. Bennett was late in filing one report relating to two transactions and Mr. Newman was late in reporting the ownership of shares of Common Stock held by a close relative for which beneficial ownership is disclaimed. In making the foregoing statements, M&T Bank Corporation has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 (Annual Statements of Changes in Beneficial Ownership) were required to be filed under the applicable rules of the SEC.


                                PERFORMANCE GRAPH

The graph which has been omitted from this filing contains a comparison of the cumulative stockholder return on the Common Stock against the cumulative total returns of the KBW 50 Index, compiled by Keefe, Bruyette & Woods, Inc., and the S&P 500 Index, compiled by Standard & Poor's Corporation, for the five-year period beginning on December 31, 1993 and ending on December 31, 1998. The KBW 50 Index is comprised of fifty American banking companies, including all money-center and most major regional banks.

                   Comparison of Five-Year Cumulative Return*






                     [THIS SPACE INTENTIONALLY LEFT BLANK]






                         Stockholder Value at Year End*

-----------------------------------------------------------------------------

                                      1993   1994   1995   1996   1997   1998
                                      ----   ----   ----   ----   ----   ----
 M&T Bank Corporation                 $100   $ 98   $159   $213   $347   $390
 KBW 50 Index                         $100   $ 95   $152   $215   $314   $340
 S&P 500 Index                        $100   $101   $139   $171   $229   $294

-----------------------------------------------------------------------------

* Assumes a $100 investment on December 31, 1993 and reinvestment of all dividends.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

A key objective of M&T Bank Corporation is to attract, develop and maintain strong executive officers who are capable of maximizing M&T Bank Corporation's performance for the benefit of its stockholders. In furtherance of this objective, the Compensation Committee has adopted a compensation strategy for executive officers which utilizes reasonable salaries, while placing heavy emphasis on the use of variable incentives such as awards of cash bonuses and grants of stock options in order to reward longer-term contributions to M&T Bank Corporation's success. M&T Bank Corporation periodically compares its compensation levels, practices and financial performance to a select group of commercial banking institutions of similar size, geographic market and business makeup to M&T Bank Corporation. The Compensation Committee considered twenty-one commercial banking companies which it believed were reasonably comparable to M&T Bank Corporation's asset size and performance and which were generally located in the northeast or midwest (the "comparative group of banks"). Seventeen of the twenty-one commercial banking companies forming the comparative group of banks considered by the Compensation Committee were included in the KBW 50 Index compiled by Keefe, Bruyette & Woods, Inc.

Base salaries of M&T Bank Corporation's executive officers are determined by competitive, market-based pay practices, performance evaluations and expected future contributions. In line with its strategy of emphasizing variable pay, the Compensation Committee generally targets the salaries of M&T Bank Corporation's executive officers at or below the median of the comparative group of banks, while also considering the unique responsibilities and performance of each executive officer. Overall, the Compensation Committee targets the total cash compensation of M&T Bank Corporation's executive officers above the median of the comparative group of banks.

M&T Bank Corporation's executive officers participate in an annual incentive compensation plan ("Annual Incentive Plan"). The Annual Incentive Plan provides for discretionary grants of cash awards to executive officers out of a fund established annually by the Compensation Committee. In establishing this fund, the Compensation Committee considers M&T Bank Corporation's profitability, as well as the number of participants in the Annual Incentive Plan, and may establish a minimum threshold of net operating earnings after taxes below which no fund will be created. At the end of the year, the Compensation Committee may increase the size of the established fund in its discretion by no more than 50% to take into account its subjective assessment of management's contribution to M&T Bank Corporation's profitability. M&T Bank Corporation's net operating earnings after taxes for 1998 exceeded the minimum threshold of profitability which had been previously established by the Compensation Committee, thereby initiating the payment of cash bonuses to its executive officers under the Annual Incentive Plan, but the Compensation Committee did not exercise its discretion to increase the aggregate size of the fund above the predetermined level.

The aggregate amount of the Annual Incentive Plan pool and 1998's awards to M&T Bank Corporation's executive officers thereunder were reviewed and approved by the Compensation Committee. The Compensation Committee considered, but did not formally weight, a number of quantitative and qualitative performance factors to evaluate the 1998 performance of executive officers and other employees under the Annual Incentive Plan. The performance factors considered were: growth and composition of earnings; achieving business plans; asset quality; market share; and responsiveness to the economic environment. In determining its discretionary evaluation of the Chief Executive Officer's performance, the Compensation Committee considered, but did not formally weight, the following performance factors: M&T Bank Corporation's earnings growth; its asset quality relative to the banking industry as a whole; and market share in key markets and service niches. Another factor which the Compensation Committee considered in determining the Chief Executive Officer's 1998 incentive award was its philosophy of providing the Chief Executive Officer with greater long-term opportunities in the form of stock options and placing a lesser emphasis on base salary and annual cash incentives.

Consistent with its objective of attracting, developing and maintaining strong executive management, M&T Bank Corporation provides potentially significant long-term incentive opportunities to its executive officers through discretionary grants of stock options under the Stock Option Plan, thereby emphasizing the potential creation of long-term stockholder value and more closely aligning the interests of M&T Bank Corporation's executive officers with those of its stockholders. Stock options are considered effective long-term incentives by the Compensation Committee because an executive can profit only if the value of the Common Stock increases. In making these grants, the Compensation Committee considers its subjective assessment of M&T Bank Corporation's past financial performance and future prospects, an executive officer's current level of ownership of the Common Stock, the period during which an executive officer has been in a key position with M&T Bank Corporation, individual performance and competitive practices within the comparative group of banks.

In 1998, the Compensation Committee considered, but did not formally weight, the following factors in connection with the number of options granted to each executive officer: the competitive practices within the comparative group of banks; the individual executive officer's position and potential within M&T Bank Corporation; and the level of past awards of stock options or stock appreciation rights made to each executive officer. In the determination of the Chief Executive Officer's 1998 stock option award, the Compensation Committee also considered its philosophy of providing him with greater long-term opportunities in the form of stock options and placing a lesser emphasis on base salary and annual cash incentives.

The 1998 performance factors considered by the Compensation Committee in its salary determinations and its annual incentive and stock option awards made to M&T Bank Corporation's executive officers exceeded predetermined objectives or, where no predetermined level had been set, were deemed to be above industry averages or otherwise exceeded the Compensation Committee's expectations. The Compensation Committee believes that the total compensation provided to M&T Bank Corporation's executive officers is competitive and reflects M&T Bank Corporation's performance. Also, the Compensation Committee believes that M&T Bank Corporation's compensation programs have helped to focus M&T Bank Corporation's executive officers on increasing M&T Bank Corporation's performance and stockholder value.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual's compensation exceeds $1 million, subject to certain exceptions, including one for "performance-based compensation." The Compensation Committee believes that none of M&T Bank Corporation's executive officers received compensation in 1998 which was nondeductible under Section 162(m) of the Internal Revenue Code.

This report was prepared by the Compensation Committee of the Board of
Directors:

       Jorge G. Pereira, Chairman
       Brent D. Baird
       Robert T. Brady

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Pereira, Baird and Brady served as members of the Compensation Committee throughout 1998, and are currently serving as such. Mr. Pereira is vice chairman of M&T Bank Corporation and of M&T Bank, titular posts without day-to-day managerial responsibilities which he has held since April 18, 1984. Mr. Pereira has not received additional compensation for serving in such capacity.

Members of the Compensation Committee and their associates are, as they have been in the past, customers of, and have had transactions with, the banking subsidiaries of M&T Bank Corporation, and additional transactions may be expected to take place in the future between such persons and subsidiaries. Any loans from M&T Bank Corporation's subsidiary banks to such persons and their associates outstanding at any time since the beginning of 1998 were made in the ordinary course of business of the banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

EXECUTIVE COMPENSATION

The table on the following page contains information concerning the compensation received by M&T Bank Corporation's Chief Executive Officer and the four other most highly compensated executive officers of M&T Bank Corporation in the three fiscal years ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE



                                                                                                       LONG-TERM
                                                           ANNUAL COMPENSATION                        COMPENSATION
                                                           -------------------                        ------------
                                                                                                         AWARDS

                                                                                                        SECURITIES          ALL
                                                                                                        UNDERLYING         OTHER
                                                                                                         OPTIONS/          COMPEN-
NAME AND PRINCIPAL POSITION                          YEAR               SALARY                BONUS        SARS            SATION
---------------------------                          ----               ------                -----       ------          ---------
                                                                         ($)                   ($)         (#)             ($)(*)
Robert G. Wilmers                                    1998              400,000               450,000      10,000            12,718
President and Chief Executive                        1997              400,000               400,000      10,000            13,019
Officer of M&T Bank Corporation;                     1996              400,000               350,000      10,000            12,718
Chairman of the Board and Chief
Executive Officer of M&T Bank

Robert J. Bennett                                    1998              397,692               450,000           0         2,011,759
Chairman of the Board of M&T                         1997                --                     --          --                --
Bank Corporation and Vice                            1996                --                     --          --                --
Chairman of M&T Bank

Robert E. Sadler, Jr.                                1998              347,115               425,000       7,000             9,944
President of M&T Bank;                               1997              322,115               400,000       7,000            11,489
Executive Vice President                             1996              300,000               375,000       8,000            11,130
of M&T Bank Corporation

John L. Pett                                         1998              200,000               235,000       4,000            12,167
Executive Vice President and                         1997              197,115               225,000       4,000            71,549
Chief Credit Officer of M&T Bank                     1996              173,077               190,000       4,000             9,266
Corporation and M&T Bank

Adam C. Kugler                                       1998              198,270               245,000       3,000             9,223
Executive Vice President and                         1997              185,000               245,000       1,500             8,859
Treasurer of M&T Bank                                1996              184,500               235,000       2,500             8,473
Corporation and M&T Bank



(*) Includes a $7,200 contribution in 1998 for each of Messrs. Wilmers, Sadler, Pett and Kugler and a $2,100 contribution in 1998 for Mr. Bennett by M&T Bank Corporation to the Retirement Savings Plan, a qualified defined contribution plan providing for salary reduction contributions by participants and matching contributions by M&T Bank Corporation. Includes the following 1998 credits by M&T Bank Corporation under the M&T Bank Corporation Supplemental Retirement Savings Plan for the benefit of the Named Executive Officers: Messrs. Wilmers, Bennett and Sadler - $3,412; Mr. Pett - $1,800; and Mr. Kugler
         - $1,748. Includes the following insurance premiums paid by M&T Bank Corporation in 1998 in respect of term life insurance for the benefit of the Named Executive Officers: Mr. Wilmers - $2,106; Mr. Bennett - $6,247; Mr. Sadler - $650; Mr. Pett - $3,167; and Mr. Kugler - $275.
         Includes a $2,000,000 payment made to Mr. Bennett upon the commencement of his employment with M&T Bank Corporation. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS - Employment Agreement."

STOCK OPTION GRANTS IN 1998

The following table contains information with respect to the grants of stock options under the Stock Option Plan during the fiscal year ended December 31, 1998 to the Named Executive Officers who are covered by the Summary Compensation Table. No stock appreciation rights were granted under the Stock Option Plan in 1998 other than limited stock appreciation rights granted in tandem with stock options.

                    OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                                   INDIVIDUAL GRANTS
                                                 -------------------------------------------------------------------------------
                                                 NUMBER              PERCENT
                                                 OF                  OF TOTAL
                                                 SECUR-              OPTIONS/
                                                 ITIES               SARS
                                                 UNDER-              GRANTED TO
                                                 LYING               EMPLOYEES
                                                 OPTIONS             IN                EXERCISE          EXPIR-       GRANT DATE
                                                 /SARS               FISCAL            OR                ATION          PRESENT
NAME                                             GRANTED             YEAR              BASE PRICE        DATE            VALUE
----                                             -------             ----              ----------        ----            -----
                                                 (#)(1)              (4)               ($/SHARE)                        ($)(5)
                                                 (2)(3)
Robert G. Wilmers                               10,000               6.9%               $442.0625       1/20/08       $1,146,000
Robert J. Bennett                                  --                --                      --             --              --
Robert E. Sadler, Jr.                            7,000               4.9                 442.0625       1/20/08          802,200
John L. Pett                                     4,000               2.8                 442.0625       1/20/08          458,400
Adam C. Kugler                                   3,000               2.1                 442.0625       1/20/08          343,800

-----------
(1)      Title of securities subject to grant: Common Stock.

(2) All grants to the Named Executive Officers include grants of an equal number of related (or "tandem") limited stock appreciation rights. Limited stock appreciation rights may be exercised only in the event of a tender or exchange offer ("Offer") for the Common Stock (a) which, if successful, would cause the offeror to become the beneficial owner of 20% or more of the outstanding Common Stock, and (b) that the Compensation Committee determines would result in a change in control of M&T Bank Corporation, if consummated. Upon exercise, a limited stock appreciation right granted in tandem with a nonstatutory stock option entitles the holder to receive cash in an amount equal to the excess of
         (a) the highest price paid pursuant to the Offer during the 90 days prior to exercise, or (b) the highest market value of a share of Common Stock during the 90 days prior to exercise, whichever is greater, over the market value of a share of Common Stock on the date of grant. A limited stock appreciation right granted in tandem with an incentive stock option entitles the holder to receive cash in an amount equal to the appreciation in the market value of a share of Common Stock since the date of grant.

(3) The stock options are exercisable in installments that provide vesting of 10% of the optioned stock after the first anniversary of the grant, an additional 20% after the second anniversary, 30% more after the third anniversary, and the remaining 40% after the fourth anniversary.

(4) Excludes shares of Common Stock subject to options granted under the Stock Option Plan to directors who are not employees of M&T Bank Corporation. See "Directors' Fees."

(5) M&T Bank Corporation used a binomial option pricing model to determine the grant date present value of stock options granted in 1998 upon the belief that such model is the most reasonable method of estimating the value of stock options granted under the Stock Option Plan. The estimated value per option is $114.60, which was calculated through the use of the following assumptions: an option term, based on historical data since the inception of the Stock Option Plan, of 6.5 years, representing the estimated period between the grant dates of options under the Stock Option Plan and their exercise dates; an interest rate that represents the yield on a zero-coupon U.S. Treasury security with a maturity date corresponding to that of the adjusted option term; volatility calculated using weekly stock prices for the three-year (156-week) period prior to the grant date; and an estimated dividend yield of .72%, calculated using the annualized cash dividend paid on December 31, 1997 and the closing price of the Common Stock on the date the options were granted. M&T Bank Corporation also deducted 10% to reflect an estimate of the probability of forfeiture prior to vesting, based on historical data since the inception of the Stock Option Plan. The actual value an executive may realize will depend upon the excess of the price of the Common Stock over the exercise price on the date the option is exercised. Accordingly, there is no assurance that the value ultimately realized by an executive officer, if any, will approximate the value estimated by the model.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS EXERCISED IN 1998 AND YEAR-END
VALUES

The following table reflects the number of stock options and stock appreciation rights exercised by the Named Executive Officers in 1998, the total gain realized upon exercise, the number of stock options and stock appreciation rights held at the end of the year, and the realizable gain of the stock options and stock appreciation rights that are "in-the-money." In-the-money stock options and stock appreciation rights are stock options or stock appreciation rights with exercise prices that are below the year-end stock price because the stock value increased since the date of the grant.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                         NUMBER OF
                                                                         SECURITIES                       VALUE OF
                                                                         UNDERLYING                      UNEXERCISED
                                                                         UNEXERCISED                    IN-THE-MONEY
                                                                       OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                                       FISCAL YEAR-END                FISCAL YEAR-END (2)
                                                                      ----------------                ------------------
                                     SHARES
                                    ACQUIRED         VALUE
                                       ON             REAL-           EXER-          UN-                            UN-
                                      EXER-           IZED            CIS-         EXERCIS-       EXERCIS-        EXERCIS-
NAME                                  CISE            (1)             ABLE           ABLE          ABLE             ABLE
--------------------------         ----------   ---------------    -----------   ------------  --------------  ---------------
                                         (#)          ($)             (#)            (#)            ($)              ($)
Robert G. Wilmers                     30,000      11,835,000         101,000       34,000       41,114,062      8,016,250
Robert J. Bennett                       --              --            28,012        5,634        9,568,985      1,628,456
Robert E. Sadler, Jr.                 12,501       5,400,407          35,400       22,100       13,753,050      4,917,481
John L. Pett                            --              --             8,300       11,200        3,164,743      2,297,050
Adam C. Kugler                           400         149,050          12,900        6,700        5,361,906      1,305,943

---------------
(1) Based upon the difference between the closing price of the Common Stock on the New York Stock Exchange on the date or dates of exercise and the exercise price or prices for the stock options or stock appreciation rights.

(2) Based upon the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998 of $518.9375 per share.


PENSION PLAN

The following table sets forth the annual retirement benefits under the regular benefit formula of the M&T Bank Corporation Pension Plan ("Pension Plan") payable upon retirement to persons within specified levels of remuneration and years of service classifications assuming attainment of age 65 during 1999.

                         PENSION PLAN TABLE (1) (2) (3)

                                                  YEARS OF SERVICE
                            ------------------------------------------------------------------------
   REMUNERATION                10              15                20             25              30
   ------------             --------        ---------        ---------      ---------       --------
      $150,000               23,847           35,771         47,694           59,618         71,541
       250,000               40,847           61,271         81,694          102,118        122,541
       350,000               57,847           86,771        115,694          144,618        173,541
       450,000               74,847          112,271        149,694          187,118        224,541
       550,000               91,847          137,771        183,694          229,618        275,541
       650,000              108,847          163,271        217,694          272,118        326,541

--------------
(1) The table assumes a straight-life annuity form of payment. The retirement benefits provided under the regular benefit formula of the Pension Plan, as depicted in the table, are not subject to any deduction for Social Security or other offset amounts.

(2) The amounts in the table have not been restricted to those within the maximum annual retirement benefit which is currently permissible under the Internal Revenue Code. That limit (the "IRS Benefit Limit") is $130,000 for 1999. Also, in calculating a participant's benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit (the "IRS Compensation Limit") is $160,000 for 1999.

(3) The amounts shown in the "Remuneration" column of the table are intended to approximate the average of an employee's highest base annual salary paid during any five consecutive calendar year period in the ten calendar years preceding the employee's retirement. The average annual amount over the five-year period is called "Covered Compensation."

As of December 31, 1998, Covered Compensation taken into account under the Pension Plan for each of the Named Executive Officers was as follows: Mr. Wilmers -$404,693; Mr. Bennett - $522,691; Mr. Sadler - $297,647; Mr. Pett -
$173,319; and Mr. Kugler - $183,766. With respect to Mr. Bennett, his Covered Compensation includes compensation paid to him during his employment by ONBANCorp, Inc. For purposes of the Pension Plan, such executive officers had the following years of service at year end 1998: Mr. Wilmers - 15 years; Mr. Bennett - 1 year; Mr. Sadler - 14 years; Mr. Pett - 20 years; and Mr. Kugler - 8 years.

In addition to the annual retirement benefit accrued under the regular benefit formula of the Pension Plan, Mr. Bennett is also entitled to receive from the Pension Plan a $36,776 annual retirement benefit he accrued under the retirement plan of ONBANCorp, Inc. as of March 31, 1998, payable upon retirement at age 65. The ONBANCorp, Inc. retirement plan was a qualified defined benefit plan that merged into the Pension Plan upon M&T Bank Corporation's acquisition of ONBANCorp, Inc. The amount to be received by Mr. Bennett has been restricted to the IRS Compensation Limit, but not the IRS Benefit Limit, and includes a reduction for a Social Security offset.

SUPPLEMENTAL BENEFIT PLANS

In addition to retirement benefits under the Pension Plan, M&T Bank has agreed to pay a supplemental retirement benefit to Mr. Bennett in an amount equal to the difference between his benefit under the Pension Plan providing him with credit for an additional 13 years of service, and the amount, if any, payable to him from such plan. The supplemental retirement benefits to be paid to Mr. Bennett will be paid from an irrevocable "rabbi trust" previously established by ONBANCorp, Inc. which was funded upon the acquisition of ONBANCorp, Inc. by M&T Bank Corporation. The supplemental benefit to be paid to Mr. Bennett is not dependent upon his entitlement to retirement benefits under the Pension Plan; however, the supplemental benefit to be paid to him is reduced by payments which he will receive from the retirement plan of his previous employer. Based on current actuarial assumptions associated with his participation in the Pension Plan, $156,606 would be payable to Mr. Bennett annually as supplemental retirement benefits commencing at age 65. An actuarially reduced amount would be payable to him if he elects early retirement.

In addition to retirement benefits under the Pension Plan, M&T Bank has agreed, on an unfunded basis, to pay a supplemental retirement benefit to Mr. Sadler in an amount equal to the difference between 55% of his average annual compensation, as defined in the Pension Plan, but without regard to the IRS Benefit and Compensation Limits, and the amount, if any, payable to him from such plan. The supplemental retirement benefit to be paid to Mr. Sadler is not dependent upon his entitlement to retirement benefits under the Pension Plan; however, the supplemental benefit to be paid to him is reduced by payments which he will receive from the retirement plan of his previous employer. Based on current actuarial assumptions associated with his participation in the Pension Plan, $119,301 would be payable to Mr. Sadler annually as supplemental retirement benefits commencing at age 65. An actuarially reduced amount would be payable to him if he elects early retirement.

The M&T Bank Corporation Supplemental Pension Plan (the "Supplemental Pension Plan") provides for the payment of supplemental retirement benefits based on a maximum compensation level of $235,840 to select management and highly compensated employees of certain of M&T Bank Corporation's affiliates whose benefits payable under the Pension Plan are limited by the IRS Compensation Limit. The supplemental benefits are dependent upon a participant's entitlement to benefits under the Pension Plan. A participant's supplemental benefit is equal to the excess of (a) the payment he would have received under the Pension Plan had compensation under that plan been capped at $235,840 rather than at the IRS Compensation Limit, over (b) the payment actually received under the Pension Plan. Each of the Named Executive Officers is eligible to participate in the Supplemental Pension Plan and, in accordance with the terms of the Supplemental

Pension Plan, M&T Bank has agreed, on an unfunded basis, to pay retirement benefits under the Supplemental Pension Plan to each of them. With respect to Messrs. Bennett and Sadler, the supplemental benefit under the Supplemental Pension Plan is reduced by the supplemental retirement benefit which M&T Bank has agreed to pay to them in accordance with the two preceding paragraphs. Based on current actuarial assumptions associated with participation in the Pension Plan, Messrs. Wilmers, Kugler and Pett would receive the following amounts payable to them annually if they retired at age 65: Mr. Wilmers - $7,420; Mr. Kugler - $19,529; and Mr. Pett - $28,050. An actuarially reduced amount would be payable if the participant elected early retirement. Based on current actuarial assumptions associated with their participation in the Pension Plan, Messrs. Bennett and Sadler would receive no benefits under the Supplemental Pension Plan.

EMPLOYMENT AGREEMENT

In connection with the execution of the merger agreement with ONBANCorp, Inc., M&T Bank Corporation entered into an employment agreement with Mr. Bennett which provides for his employment commencing on April 1, 1998 and terminating on July 1, 2001. During that time, Mr. Bennett will serve as chairman of the board of M&T Bank Corporation and as a vice chairman of M&T Bank. Pursuant to the terms of his employment agreement, Mr. Bennett received a cash payment of $2,000,000 on April 1, 1998, he will be paid an annual base salary of not less than $550,000 and annual bonuses at least equal to those of the most highly compensated executive officer of M&T Bank Corporation, and he is eligible to receive equity- and non-equity-based bonuses and awards at least equal to 70 percent of the amount of such awards made to the most highly compensated executive officer of M&T Bank Corporation. His employment agreement also requires that M&T Bank Corporation pay Mr. Bennett an additional $1,000,000 retention bonus on April 1, 1999.

If Mr. Bennett's employment is terminated either by M&T Bank Corporation or Mr. Bennett prior to July 1, 2001, then under certain circumstances he will be entitled to receive (1) the $1,000,000 retention bonus described above, if not previously paid, (2) the total amount of the annual base salary and annual bonuses that would have been paid to him through July 1, 2001, (3) a payment equal to the value of an additional three years of service under the Retirement Savings Plan and the Pension Plan, (4) a continuation of employee welfare benefits for up to three years, and (5) outplacement consulting services upon Mr. Bennett's request.

DIRECTORS' FEES

M&T BANK CORPORATION. Directors of M&T Bank Corporation who are not also salaried officers of M&T Bank Corporation or its subsidiaries receive an annual retainer of $10,000 plus $750 for each meeting of the Board of Directors attended. Such directors who are members of a committee of the Board of Directors of M&T Bank Corporation receive $500 for each committee meeting attended. If a director's domicile is more than 100 miles from the location of a board or committee meeting, such director receives an additional $375 for attending the board meeting and an additional $250 for attending the committee meeting. The Board of Directors has established a limitation on total compensation for services as a director or advisory director of

M&T Bank Corporation and its subsidiaries of $40,000 per year. All directors of M&T Bank Corporation are entitled to reimbursement for travel expenses incidental to their attendance at meetings.

Outside directors of M&T Bank Corporation are paid one-half of their annual compensation in Common Stock through their participation in the Directors' Stock Plan. The number of shares of Common Stock to be paid is determined by dividing the amount of such compensation payable in shares of Common Stock by the closing price of a share of Common Stock on the New York Stock Exchange on the date immediately preceding the day the compensation is payable. See footnote (2) to the table set forth under the caption "STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS" for the number of shares of Common Stock beneficially owned by each outside director through his or her participation in the Directors' Stock Plan.

In connection with its acquisition of East New York, M&T Bank Corporation agreed to grant to persons who became directors and advisory directors of M&T Bank Corporation and its subsidiaries upon M&T Bank Corporation's acquisition of East New York and certain other officers of East New York, on an annual basis, nonstatutory stock options to purchase shares of the Common Stock having an aggregate fair market value on the date of grant, in the case of an officer, equal to his then basic annual compensation and, in the case of a non-officer director, equal to the aggregate amount of his then annual retainer and his board and committee meeting fees in the last full calendar year preceding the date of grant. During 1998, Messrs. Benisch and Callan each were granted options covering 90 shares, each with an exercise price of $442.0625 per share. As a result of the merger of East New York with M&T Bank in May 1997, M&T Bank Corporation has also agreed, subject to its fiduciary duties, to cause each East New York director to become a member of the Directors Advisory Council of the New York City Division of M&T Bank until the earlier of such director's 75th birthday or resignation and to cause M&T Bank to hold the requisite number of meetings and to appoint such advisory director to the requisite number of committees so that the advisory director would receive compensation equivalent to the compensation received as a director of East New York. Messrs. Benisch and Callan each serve as members of the Directors Advisory Council of the New York City Division of M&T Bank under such agreement and receive an annual retainer of $18,000, a fee of $750 for each Council meeting attended, a fee of $500 for each Community Reinvestment Act Committee meeting attended and a fee of $1,000 for each Mortgage Investment Committee meeting attended. If a director's domicile is more than 100 miles from the location of a council or committee meeting, such fees are increased by 50 percent.

M&T BANK. Directors of M&T Bank Corporation who also serve as directors of M&T Bank or its subsidiaries, if not salaried officers of M&T Bank Corporation or its subsidiaries, receive attendance fees for each board, council or committee meeting attended. Such attendance fees are identical to the schedule of fees paid to directors of M&T Bank Corporation for board and committee meetings attended. In addition, Mr. Baird, as a member of the Directors Advisory Council of the New York City Division of M&T Bank, receives an annual retainer of $10,000 and a fee of $1,125 for each such meeting attended; Mr. Hubbard, as the chairman of the Directors Advisory Council of the Rochester Division of M&T Bank, receives a fee of $750 for each such meeting attended by him; and Mr. O'Donnell, as a member of the Directors Advisory Council of the Pennsylvania Division of M&T Bank, receives an annual retainer of $6,000 and a fee of $600 for each such meeting attended by him. All such directors of M&T Bank and its subsidiaries are entitled to reimbursement for travel expenses incidental to their attendance at meetings.


               TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Directors and executive officers of M&T Bank Corporation and their associates are, as they have been in the past, customers of, and have had transactions with, the banking subsidiaries of M&T Bank Corporation, and additional transactions may be expected to take place in the future between such persons and subsidiaries. Any loans from M&T Bank Corporation's subsidiary banks to such persons and their associates outstanding at any time since the beginning of 1998 were made in the ordinary course of business of the banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.


           BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND ATTENDANCE

The Board of Directors held five meetings during 1998. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which the director served, except for Messrs. Brady, Garman, Hubbard, Lambros, Vensel and Washington.

The Executive Committee of the Board of Directors is empowered to act in the board's stead when the Board of Directors is not in session, during which time the Executive Committee possesses all of the board's powers in the management of the business and affairs of M&T Bank Corporation except as otherwise limited by law. The Executive Committee met once during 1998. Messrs. Wilmers (Chairman), Baird, Bennett, Garman and Wehle comprise the current membership of the Executive Committee.

The Audit Committee met five times during 1998 with representatives of M&T Bank Corporation's independent accountants. In addition to recommending the selection of the independent accountants each year, the Audit Committee reviews the activities of the examining committees of M&T Bank Corporation's subsidiary banks, the audit plan and scope of work of the independent accountants, the results of the annual audit and the limited reviews of quarterly financial information, the recommendations of the independent accountants with respect to internal controls and accounting procedures, and any other matters it deems appropriate. Ms. Bontempo (Chairman), and Messrs. Allyn, Glynn, Hodgson and Lambros are the current members of the Audit Committee.

The Compensation Committee is responsible for administering the Stock Option Plan, including the making of grants thereunder, for administering the Annual Incentive Plan, the Directors' Stock Plan and, in addition, for making such determinations and recommendations as the Compensation Committee deems necessary or appropriate regarding the remuneration and benefits of employees of M&T Bank Corporation and its subsidiaries. The Compensation Committee met twice during 1998. Messrs. Pereira (Chairman), Baird and Brady currently serve as the members of the Compensation Committee.

M&T Bank Corporation does not have a standing committee of its Board of Directors on nominations, or any other committee performing similar functions.


                         NOTIFICATION OF BYLAW AMENDMENT

On February 16, 1999, the Board of Directors amended M&T Bank Corporation's Bylaws to establish reasonable procedures for the conduct of a meeting of stockholders. As amended, the Bylaws establish a fixed date by which M&T Bank Corporation must receive any stockholder proposal in order for the item to be properly brought before a meeting of stockholders. Under the advance notice provision, the deadline for proposals to be included in M&T Bank Corporation's proxy statement for its annual meetings or for proposals to be presented at a stockholders meeting is 120 days prior to the day of the month on which M&T Bank Corporation first mailed its proxy materials for the prior year's annual meeting. For other stockholder meetings or annual meetings held on a date that is more than 30 days from the date of the preceding year's annual meeting, the deadline for the submission of stockholder proposals is the close of business on the tenth day following the date public disclosure of the date of such meeting is first made.

In its quarterly report for the quarter ended June 30, 1998, M&T Bank Corporation disclosed December 10, 1998 as the date by which stockholder proposals had to be submitted for consideration at the 1999 Annual Meeting of Stockholders. M&T Bank Corporation had received no stockholder proposals as of the date of this Proxy Statement.

Although the Bylaw amendment is intended to establish reasonable procedures for the conduct of a meeting of stockholders and to help ensure that M&T Bank Corporation will have an adequate period of time to review and respond to a stockholder proposal, the advance notice procedures could have an anti-takeover effect. A copy of the text of the Bylaw provision discussed above is set forth in Appendix A to this Proxy Statement.


                                  OTHER MATTERS

The Board of Directors of M&T Bank Corporation is not aware that any matters not referred to in the form of proxy will be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

On the recommendation of the Audit Committee of the Board of Directors, the firm of PricewaterhouseCoopers LLP, certified public accountants, has been selected as M&T Bank Corporation's principal independent public accountants for the year 1999, a capacity in which it has served since 1984. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.


                               SOLICITATION COSTS

The cost of soliciting proxies in the accompanying form will be borne by M&T Bank Corporation. The solicitation is being made by mail, and may also be made by telephone or in person using the services of a number of regular employees of M&T Bank Corporation and its subsidiary banks at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by M&T Bank Corporation for expenses incurred in sending proxy material to beneficial owners of the Common Stock.


                              STOCKHOLDER PROPOSALS

A stockholder wishing to submit a proposal for consideration at the 2000 Annual Meeting of Stockholders should do so not later than November 12, 1999.

March 11, 1999

                                   APPENDIX A

                         BYLAW PROVISIONS AFFECTING THE
                ELECTION OF DIRECTORS AND THE CALLING AND CONDUCT
                           OF MEETINGS OF STOCKHOLDERS


                                    ARTICLE I

             SECTION 12. ADVANCE NOTICE OF PROPOSALS: At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (a) must be specified in the notice of the meeting, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder.

             For business to be properly brought before an annual meeting of stockholders pursuant to clause (c) above, the stockholder must have given timely notice thereof to the Corporate Secretary of the Corporation and such business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the following dates: (1) at the close of business on the 120th day prior to the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders if the date of the annual meeting is not changed more than 30 days from the date of the preceding year's annual meeting, and (2) with respect to any other annual meeting or special meeting of stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting is first made. In no event shall the announcement of an adjournment of an annual meeting or special meeting of stockholders commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to the stockholder giving the notice (i) the names and business addresses of the stockholder and all Persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, through the date of adoption of these Bylaws) acting in concert with the stockholder; (ii) the names and addresses of the stockholder and the Persons identified in clause (i), as they appear on the Corporation's books (if they so appear); and (iii) the class and number of shares of the Corporation beneficially owned by the stockholder and the Persons identified in clause (i), (b) as to the business being proposed, (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for conducting such business at the meeting; and (iii) any material interest of the stockholder in such business; and (c) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders of the Corporation to consider the proposal. The person presiding at the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this section and, if he or she shall so determine, he or she shall declare to the meeting that any business not properly brought before the meeting shall not be transacted.

                                                                       995-PS-99

P                            M&T BANK CORPORATION
R
O        ANNUAL MEETING OF STOCKHOLDERS - APRIL 20, 1999 AT 11:00 A.M.
X
Y         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John LiDestri, Robert A. Ganley and Timothy
T. Tevens as Proxies and authorizes said Proxies, or any one of them, to represent and to vote all of the shares of common stock of M&T Bank
Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 20, 1999 and any adjournments thereof (i) as designated on the items set forth on the reverse side and (ii) at the discretion of said Proxies, or any one of them, on such other matters as may properly come before the meeting.

                     (MARK, SIGN AND DATE ON REVERSE SIDE)

                                                                 -------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                 -------------

/X/Please mark
   vote as in
   this example


1.   ELECTION OF DIRECTORS

NOMINEES: (01) William F. Allyn, (02) Brent D. Baird, (03) John H. Benisch,
(04) Robert J. Bennett, (05) C. Angela Bontempo (06) Robert T. Brady,
(07) Patrick J. Callan, (08) Richard E. Garman, (09) James V. Glynn,
(10) Roy M. Goodman, (11) Patrick W.E. Hodgson, (12) Samuel T. Hubbard, Jr.,
(13) Russell A. King, (14) Lambros J. Lambros, (15) Reginald B. Newman, II,
(16) Peter J. O'Donnell, Jr., (17) Jorge G. Pereira, (18) Robert E. Sadler, Jr., (19) John L. Vensel, (20) Herbert L. Washington, (21) John L. Wehle, Jr. and (22) Robert G. Wilmers


     /  /    FOR              /  / WITHHELD
             ALL                   FROM ALL
          NOMINEES                 NOMINEES

                    -----------------------------------------------------------
                    IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ALL NOMINEES AND FOR APPROVAL OF THE AMENDMENT TO THE M&T BANK CORPORATION 1983 STOCK OPTION PLAN. A VOTE FOR ALL NOMINEES AND FOR THE APPROVAL OF THE 1983 STOCK OPTION PLAN AMENDMENT IS RECOMMENDED.
                    -----------------------------------------------------------

For, except vote withheld from the following nominees(s):
/  /
----------------------------------------------------------

2.   1983 STOCK OPTION PLAN AMENDMENT

                    To approve the amendment to the   FOR    AGAINST    ABSTAIN
                    M&T Bank Corporation 1983 Stock   /  /    /   /      /   /
                    Option Plan described in the
                    accompanying Proxy Statement;


Signature                     Date
         ------------------       --------


                    Mark here for       Mark here if       Mark here to
                    address      /  /   you plan     /  /  discontinue    /  /
                    change and          to attend          duplicate
                    note change         the meeting        annual and
                    at left                                quarterly
                                                           reports



                    Please mark, date and sign below exactly as name appears hereon and return this proxy in the envelope provided. Persons signing as executors administrators, trustees, etc. should so indicate. If a joint account, all should sign.


                   Signature                               Date
                            ------------------------           ---------------

             INSTRUCTIONS FOR VOTING YOUR PROXY

Stockholders of record have two alternative ways of voting their proxies:

1. By Mail (traditional method); or

2. By Telephone (using a Touch-Tone Phone).

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes cast via the telephone must be cast prior to 3:00 p.m. E.S.T., April 19, 1999.

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE.

3. Enter your 14 digit Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!

IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE

PLEASE NOTE THAT THE LAST VOTE RECEIVED, WHETHER BY TELEPHONE OR BY MAIL, WILL BE THE VOTE COUNTED.